FOREST OIL CORPORATION

              EXECUTIVE DEFERRED COMPENSATION PLAN
















                 Effective Date:  July 1, 1994























                       TABLE OF CONTENTS
ARTICLE                                                      PAGE

I    -  Definitions and Construction                          I-1

II   -  Participation                                        II-1

III  -  Account Credits                                     III-1

IV   -  In-Service Distributions                             IV-1

V    -  Termination Benefits                                  V-1

VI   -  Administration of the Plan                           VI-1

VII  -  Administration of Funds                             VII-1

VIII -  Nature of the Plan                                 VIII-1

IX   -  Adopting Entities                                    IX-1

X    -  Miscellaneous                                         X-1






































                     FOREST OIL CORPORATION

              EXECUTIVE DEFERRED COMPENSATION PLAN



                     W I T N E S S E T H :


      WHEREAS, FOREST OIL CORPORATION, desiring to aid certain of its employees in making more adequate provision for their retirement, has decided to adopt the following FOREST OIL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan");

      NOW THEREFORE, the Plan is hereby adopted as follows, effective as of July 1, 1994:
                               I.

                  Definitions and Construction

      1.1 Definitions. The capitalized words or terms used in the Plan and which are not otherwise defined herein shall have the same meanings as such words or terms have in the Retirement Savings Plan of Forest Oil Corporation, as the same may be amended from time to time. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1) Account: An individual account for each Member to which is credited his Compensation deferrals pursuant to Section 3.1, the Company Deferrals made on his behalf pursuant to Section 3.2, and which is credited for such account's allocation of earnings as provided in Section 3.3. A Member shall have a 100% nonforfeitable interest in his Account at all times.

(2) Affiliate: Each trade or business (whether or not incorporated) which together with the Company would be deemed to be a "single employer" within the meaning of subsections (b), (c), (m) or (o) of section 414 of the Code.

(3)  Code:  The Internal Revenue Code of 1986, as amended.

(4)  Committee:   The  Compensation Committee  of  the  Board  of
     Directors of Forest Oil Corporation.

(5)  Company:   Forest  Oil Corporation and  any  other  adopting
     entity  which adopts the Plan pursuant to the provisions  of
     Article IX.

(6)  Company  Deferrals:   Deferrals made by  the  Company  on  a
     Member's behalf pursuant to Section 3.2.

(7) Compensation: Amounts equal to a Member's "Compensation," as such term is defined under the Retirement Savings Plan, including amounts a Member could have received in cash in lieu of Compensation deferrals pursuant to Section 3.1, and without regard to the maximum dollar limitation of section 401(a)(17) of the Code.

(8)  Directors:    The   Board  of  Directors   of   Forest   Oil
     Corporation.

(9)  Effective Date:  July 1, 1994.

(10) Entry Date:  The first day of each Plan Year.

(11) Incentive   Plan  Percentage:   For  each  Plan  Year,   the
     percentage of "Eligible Compensation" under the Forest Oil Corporation Annual Incentive Plan that is used to determine the amount of the "Incentive Pool" under such plan for the "Performance Year" under such plan that corresponds to such Plan Year.

(12) Member:    Each   individual  who  has  been  selected   for
     participation in the Plan and who has become a Member pursuant to Article II.

(13) Plan:    The  Forest  Oil  Corporation  Executive   Deferred
     Compensation Plan, as amended from time to time.

(14) Plan  Year:   The twelve-consecutive month period commencing
     January  1  of each year; provided, however, that the  first
     Plan Year shall begin on the Effective Date and shall end on December 31, 1994.

(15) Retirement  Savings Plan.  The Retirement  Savings  Plan  of
     Forest Oil Corporation, as amended from time to time.

(16) Trust:   The  trust,  if any, established  under  the  Trust
     Agreement.

(17) Trust  Agreement:   The  agreement,  if  any,  entered  into
     between  the  Company  and the Trustee pursuant  to  Article
     VIII.

(18) Trust Fund: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(19) Trustee: The trustee or trustees appointed by the Committee who are qualified and acting under the Trust Agreement at any time.

(20) Valuation Dates:  The last day of each calendar month.

      1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

     1.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
                              II.

                         Participation

       2.1 Participation. Prior to each Entry Date, the Committee, in its sole discretion, shall select and notify those management or highly compensated employees of the Company who shall be eligible to become Members as of such Entry Date. Any such eligible employee may become a Member on such Entry Date by executing and filing with the Committee, prior to such Entry
Date, the form prescribed by the Committee. Such form shall include, among other things prescribed by the Committee, the consent of such Member to be subject to all of the terms and provisions of the Plan including, without limitation, the Compensation deferral provisions set forth in Section 3.1. Subject to the provisions of Section 2.2, a Member shall remain eligible to defer Compensation hereunder and receive an allocation of Company Deferrals for each Plan Year following his initial year of participation in the Plan.

     2.2 Cessation of Active Participation. Notwithstanding any provision herein to the contrary, an individual who has become a Member of the Plan shall cease to be entitled to defer Compensation hereunder or receive an allocation of Company Deferrals effective as of any date designated by the Committee. Any such Committee action shall be communicated to the affected individual prior to the effective date of such action. Further, an individual who has become a Member of the Plan may cancel his Compensation deferrals hereunder and his right to receive an allocation of Company Deferrals, effective as of the Entry Date of any subsequent Plan Year, by executing and delivering to the Company the form prescribed by the Committee prior to such Entry Date and within the time period prescribed by the Committee. An individual described in the preceding provisions of this Section
2.2 may again become entitled to defer Compensation hereunder and receive an allocation of Company Deferrals beginning on any subsequent Entry Date selected by the Committee in its sole discretion.
                              III.

                        Account Credits

     3.1  Member Deferrals.

           (a) For each payroll period in which a Member's Deferred Compensation Contributions under the Retirement Savings Plan are limited as a result of the limitations contained in section 401(a)(17) and/or 402(g) of the Code, the Company shall withhold from such Member's Compensation for such payroll period and the Member shall defer hereunder the amount by which such Member's Deferred Compensation Contributions to the Retirement Savings Plan are reduced solely because of the application of such limitations; provided, however, that any amount withheld and deferred pursuant to this sentence shall be determined based upon the assumption that the Member's election with respect to the percentage rate of his Deferred Compensation Contributions under the Retirement Savings Plan in effect during such payroll period is equal to the percentage rate of his Deferred Compensation Contributions in effect on the first day of the Plan Year in which such payroll period occurs.

           (b) For each Plan Year in which a Member's Deferred Compensation Contributions under the Retirement Savings Plan are limited as a result of the limitations contained in section 401(k)(3) and/or 415 of the Code, the Company shall withhold from such Member's Compensation and the Member shall defer hereunder an amount equal to the reduction in such Member's Deferred Compensation Contributions to the Retirement Savings Plan as a result solely of the application of such limitations.

           (c) A Member's compensation deferrals shall become effective as of the Entry Date which is coincident with or next following the date the Member executes and files with the
Committee the form described in Section 2.1. A Member's compensation deferrals shall remain in force and effect unless and until such deferrals are to cease in accordance with the provisions of Section 2.2. Compensation for a Plan Year not deferred by a Member pursuant to the above paragraphs shall be received by such Member in cash. Compensation deferrals made by a Member shall be credited to such Member's Account as of the date upon which the Compensation deferred would have been received by such Member in cash had no deferral been made pursuant to this Section 3.1.

     3.2  Company Deferrals.

           (a) As of the last day of each calendar month, the Company shall credit a Member's Account with an amount which equals 100% of the Compensation deferrals made by such Member pursuant to Section 3.1(a) and (b) during such month not in excess of 5% of such Member's Compensation for such month.

           (b) As of the last day of each Plan Year, the Company shall credit a Member's Account with an amount equal to the difference, if any, between (i) the Incentive Plan Percentage for such Plan Year multiplied by such Member's Compensation for such Plan Year, and (ii) the Company Profit-Sharing Contribution allocated to such Member's Company Contributions Account under the Retirement Savings Plan for such Plan Year. Further, as of the last day of each Plan Year in which the Company Matching Contributions and/or Company Profit-Sharing Contributions under the Retirement Savings Plan on behalf of a Member are limited as a result of the limitations contained in section 401(m)(2) and/or 415 of the Code, the Company shall credit such Member's Account with an amount equal to the reduction in such Member's share of such contributions to the Retirement Savings Plan as a result solely of the application of such limitations.

           (c) As of the Effective Date, the Company may credit the Account of an individual who is a Member on such date with such amount, if any, as the Company shall determine in its sole discretion. Such credits may be made on behalf of some of such Members but not others, and such credits may vary in amount among such individual Members.

      3.3 Earnings Credits. As of each Valuation Date, the Company shall credit a Member's Account with an amount that equals 1% of the balance in such Account as of the next preceding Valuation Date. So long as there is any balance in any Account, such Account shall continue to receive credits pursuant to this Section.

                              IV.

                    In-Service Distributions

      In-service distributions shall not be permitted under the Plan. Members shall not be permitted to make withdrawals from the Plan prior to termination of employment with the Company and its Affiliates. Members shall not, at any time, be permitted to borrow from the Trust Fund. Following termination of employment with the Company and its Affiliates, the amount credited to a Member's Account shall be payable to such Member in accordance with the provisions of Article V.
                               V.

                      Termination Benefits

     5.1 Amount of Benefit. Upon termination of employment of a Member with the Company and its Affiliates for any reason, the Member, or, in the event of the death of the Member while employed by the Company or an Affiliate, the Member's designated beneficiary, shall be entitled to a benefit equal in value to the balance in the Member's Account as of the Valuation Date next preceding the date of the payment of such benefit pursuant to
Section 5.2.

      5.2 Time and Form of Benefit Payment. A Member's benefit under Section 5.1 shall be paid in a single lump sum, cash payment on one of the following dates irrevocably elected by such Member in writing on the form prescribed by the Committee on or before the date he becomes a Member of the Plan:

           (1) the first day of the second calendar month following the month in which the Member's employment with the Company and its Affiliates terminates; or

          (2) February 1 of the year following the calendar year in which the Member's employment with the Company and its Affiliates terminates.

In the event such Member fails to timely elect the date upon which his benefit payment is to be made, such benefit payment shall be made at the time provided in clause (1) of the preceding sentence.

     5.3  Designation of Beneficiaries.

           (a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the
Committee and filing same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

           (b) If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

                (1) If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

                (2)  If a Member leaves no surviving spouse,  his
     benefit   shall  be  paid  to  such  Member's  executor   or
     administrator, or to his heirs at law if there if no administration of such Member's estate.

      5.4 Payment of Benefits. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Company pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Company. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member's Account. All benefit payments shall be made in cash to the fullest extent practicable.

      5.5 Unclaimed Benefits. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Committee's determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.
                              VI.

                   Administration of the Plan

       6.1 Committee Powers and Duties. The general administration of the Plan shall be vested in the Committee. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

           (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

            (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

          (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

            (d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

           (e) To determine in its discretion all questions relating to eligibility;

           (f) To determine whether and when there has been a termination of a Member's employment with the Company and its Affiliates, and the reason for such termination;

           (g) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder; and

           (h) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.

      6.2 Self-Interest of Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan (including, without limitation, Committee decisions under Article II) or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Directors shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

      6.3 Claims Review. In any case in which a claim for Plan benefits of a Member or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period), which notice shall:

           (a) State the specific reason or reasons for the denial or modification;

           (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

           (c) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

           (d) Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.

      6.4 Company to Supply Information. The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member's Compensation, age, retirement, death, or other cause of termination of employment and such other pertinent facts as the Committee may require. The Company shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.

      6.5 Indemnity. To the extent permitted by applicable law, the Company shall indemnify and save harmless the Directors and each member of the Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

                              VII.

                    Administration of Funds

      7.1 Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the
Committee, may be paid by the Company and, if not paid by the Company, shall be paid by the Trustee from the Trust Fund, if any.

      7.2 Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund, if any.

                             VIII.

                       Nature of the Plan

      The Company intends and desires by the adoption of the Plan to recognize the value to the Company of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security. The establishment of the Plan is, in part, made necessary by certain benefit limitations which are imposed on the Retirement Savings Plan by the Code. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company. Plan benefits herein provided are to be paid out of the Company's general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Company may transfer money or other property to the Trustee and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund.

      The Committee, in its sole discretion, may establish the Trust and direct the Company to enter into the Trust Agreement and adopt the Trust for purposes of the Plan. In such event, the Company shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of Company creditors if the Company ever becomes insolvent. For purposes hereof, the Company shall be considered "insolvent" if (a) the Company is unable to pay its debts as they become due, or (b) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Company and its board of directors shall have the duty to inform the Trustee in writing if the Company becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Company's general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Company's general creditors, and shall determine within the period specified in the Trust Agreement whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.

                              IX.

                       Adopting Entities

       It is contemplated that other corporations, associations, partnerships or proprietorships may adopt this Plan and thereby become the Company. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or of the Committee or the Directors; provided, however, that such entity must be an Affiliate. The provisions of the Plan shall apply separately and equally to each Company and its employees in the same manner as is expressly provided for Forest Oil Corporation and its employees, except that the power to appoint or otherwise affect the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Committee alone. Transfer of employment among Companies and Affiliates shall not be considered a termination of employment hereunder. Any Company may, by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or the
Committee or the Directors, terminate its participation in the Plan. Moreover, the Committee may, in its discretion, terminate a Company's Plan participation at any time.

                               X.

                         Miscellaneous

       10.1 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person's right to terminate his employment at any time.

      10.2 Alienation of Interest Forbidden. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

      10.3 Withholding. All Compensation deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

     10.4 Amendment and Termination. The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Account. The Committee may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Member's Account shall be paid to such Member or his designated beneficiary in a single lump sum, cash payment in full satisfaction of all of such Member's or beneficiary's benefits hereunder.

      10.5 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

      10.6 Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Colorado except to the extent preempted by federal law.

     EXECUTED this ______ day of ______________________, 1994



                              FOREST OIL CORPORATION




                              By:________________________________
                                   Name:
                                   Title: